                                                                  EXHIBIT 10.21





                                                                  EXECUTION COPY

                                      DATED
                                 APRIL 26, 2000




                                  BY AND AMONG

                            MRV COMMUNICATIONS, INC.

                                       AND

                               QUANTUM OPTECH INC.

                                       AND

                       SHAREHOLDERS OF QUANTUM OPTECH INC.






--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

  Relating to the sale and purchase of up to one hundred percent (100%) of the
                        Ordinary Shares in the capital of
                               QUANTUM OPTECH INC.

                 and the sale and purchase of certain number of
                       Ordinary Shares in the capital of
                            MRV COMMUNICATIONS, INC.
--------------------------------------------------------------------------------


                                BAKER & MCKENZIE
                           15th Floor, Hung Tai Centre
                             168 Tun Hwa North Road
                                 Taipei, Taiwan

                                TABLE OF CONTENTS

SECTION                                                                                PAGE
1.    Definitions......................................................................   2
2.    The Transaction..................................................................   2
3.    The Closing......................................................................   5
4.    Deliveries at the Closing........................................................   5
5.    Representations and Warranties of QOI and Selling Shareholders...................   6
6.    Representations and Warranties of MRV...........................................   18
7.    Pre-Closing Covenants...........................................................   19
8.    Conditions Precedent to Closing.................................................   23
9.    Post Closing Covenants..........................................................   25
10.   Indemnification and Escrow......................................................   26
11.   Termination.....................................................................   29
12.   Transfer Restriction............................................................   29
13.   Miscellaneous...................................................................   29

SCHEDULES
1.      List of Signing Shareholders and Shareholding
2.      List of Subsidiaries of QOI
3.      List of Equity Interests hold by QOI and its Subsidiaries
4.      Financial Statements of QOI and its Subsidiaries
5.      List of Warehouses
6.      List of Liabilities
7.      List of Material Changes
8.      List of Real Properties
9.      List of Tangible Personal Property
10.     List of Intellectual Properties
11.     List of License of any Intellectual Properties
12.     List of Contracts
13.     List of Permits
14.     List of Non-Renewable Permit
15.     List of Encumbrances
16.     List of Litigation
17.     List of Employee Benefits
18      List of Unemployment Compensation
19.     List of Distributors
20.     List of Suppliers
21.     List of Related Party Transaction
22.     List of Directors; Officers; Banks and Powers of Attorney
23.     List of Insurance
24.     List of Principal Employees
25.     List of Patents and Intellectual Property to be Transferred to QOI

26.     List of Selling Shareholder Guarantees for Indebtedness of QOI
27.     List of Pledged Shares

EXHIBITS
A.    Form of Power of Attorney to be issued to Attorneys-in-Fact
B.    Form of Power of Attorney to be issued to Closing Agent
C.    Form of QOI's Bring-Down Certificate
D.    Form of MRV's Bring-Down Certificate
E.    Form of Employment Agreement
F.    Form of Escrow Agreement
G.    Letter of Consent for Principal Employees

                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of this 26th day of April, 2000 by and among Quantum Optech Inc., a corporation organized and existing under the laws of the Republic of China ("QOI") with its principal executive office located at No. 14-1 Lane 78, Yan Her St., Chu Pei City, Hsinchu Hsine, Taiwan, ROC, MRV Communications, Inc., a corporation organized and existing under the laws of Delaware, U.S.A. with its principal executive office located at 20415 Nordhoff St., Chatsworth, CA 91311 U.S.A.("MRV"), and each person listed in the schedule of QOI shareholders attached hereto as Schedule 1 (individually, a "Signing Shareholder" and collectively the "Signing Shareholders"), represented by their attorney-in-fact, Keh-shium Liu ("Attorney-in-Fact") (as evidenced by a Power of Attorney attached hereto as Exhibit A). MRV, QOI and the Signing Shareholders are referred to herein individually as the "Party" and collectively as the "Parties".

     WHEREAS, the Signing Shareholders collectively own approximately seventy-one percent (71%) of the issued and outstanding shares of the capital stock of QOI (the "QOI Shares"), each of them in the respective amounts and percentages set forth on Schedule 1;

     WHEREAS, MRV is authorized to issue up to Five-Hundred-Fourteen Thousand, Two Hundred Eighty Six (514,286) new common shares ("MRV Shares") prior to the sale and transfer of QOI Shares to MRV contemplated by this Agreement;

     WHEREAS, subject to the terms and conditions of this Agreement, (i) MRV desires to by itself and/or its Subsidiaries or Affiliates purchase up to one hundred percent (100%) but no less than seventy-five percent (75%) of QOI Shares from the Signing Shareholders and other QOI shareholders (the Signing Shareholders and other QOI shareholders selling their QOI Shares to MRV (and/or its Subsidiaries/Affiliates) collectively the "Selling Shareholders"), and the Signing Shareholders desire to, and will use their best efforts to cause other Selling Shareholders to sell and transfer their QOI Shares to MRV (and/or its Subsidiaries/Affiliates) in return for the consideration set forth herein; and
(ii) the Signing Shareholders desire to and will cause other Selling Shareholders to aggregately purchase certain MRV Shares from MRV, and MRV desires to sell the MRV Shares up to the same amount to Selling Shareholders in return for the consideration set forth herein.

     WHEREAS, the Signing Shareholders and QOI will use their best efforts to obtain the consent of other Selling Shareholders to be a Party of this Agreement and to be bound by the terms and conditions herein.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.   DEFINITIONS

1.1 Generally. As used in this Agreement, capitalized terms not otherwise defined shall have the meanings specified in the text hereof or on Annex 1 hereto (which is incorporated herein by reference), which meanings shall be applicable to both the singular and plural forms of the term defined.

2.   THE TRANSACTION

2.1 At the Closing (as hereinafter defined), upon satisfaction of the terms and conditions set forth herein:

     2.1.1     Purchase and Sale of QOI Shares

     (a) The Selling Shareholders shall sell, transfer, assign and deliver to MRV (and/or its Subsidiaries/Affiliates) at the Closing, and MRV (and/or its Subsidiaries/Affiliates) agrees to purchase and acquire from the Selling Shareholders and pay therefor at the Closing, all of their respective QOI Shares, free and clear of any and all Encumbrances, consisting of up to one hundred percent (100%) of the total number of issued and outstanding QOI Shares as of the Closing Date, at and for an aggregate purchase price of approximately Thirty Six Million United States Dollars
               (US$ 36,000,000.00) for purchasing one hundred percent (100%) QOI Shares (equaling One United States Dollar and Eighty-Nine point Five United States Cents (US$1.895) per share). The foregoing aggregate purchase price (the "MRV's Payment") shall be paid by MRV (and/or its Subsidiaries/Affiliates) at the Closing by wire transfer to a single bank account in Taiwan designated by the Selling Shareholders to MRV (and/or its Subsidiaries/Affiliates) in writing at least seven (7) Business Days prior to the Closing (the "Taiwan Account"). Such Taiwan Account shall be agreed by MRV. The MRV's Payment shall be divisible among the Selling Shareholders pro rata in accordance with their percentage shareholdings in QOI; PROVIDED, HOWEVER, that the MRV's Payment shall not be released from the Taiwan Account to the Selling Shareholders and be used as the payment due MRV for the MRV Shares being purchased by the Selling Shareholders (as per Section 2.1.2 below) and fully wired by the Selling Shareholders via the Closing Agent (as hereinafter defined and discussed) on their behalf to an account designated by MRV to the Selling Shareholders in writing at least seven (7) Business Days prior to the Closing (the "MRV Account"). Furthermore, the Selling Shareholders shall be liable for (i) the 0.3% share transfer tax imposed by Taiwan on the sale of QOI Shares by the Selling Shareholders ("The Taiwan Stock Transfer Tax"); (ii) whatever costs and fees charged relating to the Taiwan Account for the wire transfer; and (iii) the Escrow Fees as described in Section
               10.2.3 (c) below and in the Escrow Agreement (above (i), (ii), and (iii) collectively referred to as the "Sellers' Costs").

     (b) In the event that less than one hundred percent (100%) but not less than seventy-five percent (75%) of QOI Shares are available for sale, the MRV's

               Payment shall be adjusted down by the same percentage as those shares not available for sale are as a percentage of the total shares of outstanding shares on the date of execution of this Agreement. If less than seventy-five percent (75%) of QOI Shares are available for sale to MRV, MRV shall not be obligated to complete the transactions contemplated in this Agreement.

     2.1.2     Purchase and Sale of MRV Shares

     (a) MRV shall issue and sell to the Selling Shareholders, and the Selling Shareholders shall purchase from MRV pro rata in accordance with their percentage shareholdings in QOI, the MRV Shares, free and clear of any and all Encumbrances, at and for an aggregate purchase price of Thirty Six Million United States Dollars (US$36,000,000.00) (equaling Seventy United States Dollars (US$70) per share). The foregoing aggregate purchase price (the "Selling Shareholders' Payment") shall be paid by the Selling Shareholders via the Closing Agent at the Closing by wire transfer to the MRV Account. The wire transfer shall be effected immediately upon receipt of each installment of MRV's Payment in the Taiwan Account. In order to secure and assure the payment to MRV of the Selling Shareholders' Payment, which shall be made using a portion of the funds first wired by MRV to the Taiwan Account, at least five (5) Business Days prior to the Closing, the Selling Shareholders (or Attorney(s)-in-Fact or QOI in whose name the Taiwan Account shall be registered) shall give the Taiwan Account passbook, chops and a power-of-attorney in the form attached as Exhibit B (Power of Attorney-Form B) to the law firm of Baker & McKenzie, Taipei Office represented by David Liou as the Closing Agent of the Selling Shareholders (the "Closing Agent") granting said Closing Agent the exclusive right to give instructions to the bank with respect to the Taiwan Account.

     (b) In the event that less than one hundred percent (100%) but not less than seventy-five (75%) of QOI Shares are available for sale, the number of MRV Shares to be sold to the Selling Shareholders and the Selling Shareholders' Payment shall be adjusted down by the same percentage as those QOI Shares not available for sale are as a percentage of the total QOI Shares of outstanding on the date of execution of this Agreement. The Selling Shareholders shall advise MRV of the actual number of QOI Shares being sold within one month of the execution of this Agreement.

     2.1.3 The definite purchaser(s) of QOI Shares and its respective purchasing volume of shares in QOI, and recipient(s) of the Selling Shareholders' Payment shall be determined and advised by MRV in writing to QOI and the Attorney-in-Fact at least Five (5) Business Days prior to the Closing. In each of the above transactions, the seller shall be liable to pay any applicable taxes or duties on the issuance or sale of its shares of stock to other party. Thus, the Selling Shareholders shall be liable for the payment of the Taiwan Stock Transfer Tax, which shall be deducted and paid from the Taiwan Account, as discussed above. MRV shall be liable for the payment of the taxes or duties (if any) on the issuance and sales of the MRV Shares to the Selling Shareholders, which shall be paid by MRV within the period of time required by the laws of the State of Delaware.

     2.1.4 The number of MRV Shares (514,286 shares) to be delivered shall be determined according to the following (subject to a pro rata deduction in case that less than 100% of the QOI Shares are delivered on Closing):

     (a) The value of 171,429 MRV Shares delivered upon Closing, valued at the closing price of the MRV common stock as reported on NASDAQ for the day of the signing of this Agreement, or, if NASDAQ is not trading on such day, the earliest date preceding said date on which NASDAQ was open for trading (the "Base Value"). In the event that the value of the such number of MRV shares decreases in value by more than One Million United States Dollars
               (US$ 1,000,000) between the date of signing this Agreement and the effective date of a registration statement filed with United States Securities and Exchange Commission (the "SEC") registering such shares, (the decrease to be determined by subtracting the value of the shares (by reference to the closing price) on the date of the SEC effective registration from the Base Value), MRV shall issue to the Selling Shareholders, after the effective date of the SEC registration, pro rata that number of additional shares of common stock so that the aggregate amount of shares shall equal as close an amount as possible to said Base Value, without issuing any fractional interests in its shares. However, MRV is not obligated to issue additional shares for any decrease in the value of the shares below United States dollars One Million.

     (b) 171,428 MRV Shares, regardless of the value at the Closing Date of said MRV Shares.

     (c) 171,429 MRV Shares, to be placed with the Escrow Agent and held under the terms of this Agreement and the Escrow and Pledge Agreement attached hereto.

     2.1.5 The Principal Employees listed in Schedule 24 shall be granted by MRV the options to purchase the common stock of MRV. Such options shall have an intrinsic value of Four Million United States Dollars (US$4,000,000), based on the difference between the exercise price and the fair market value of MRV common stock valued at the same price as the closing price of the MRV common stock as reported on NASDAQ immediately prior to the signing of this Agreement. Such options shall vest and become exercisable in equal installments at the rate of 1.667% per month commencing on the last day of the first full month after the date of this Agreement and shall be issued in exchange for equivalent options such employees hold in QOI, if any. The exercise price for the share options shall be between Six United States Dollars (US$6) and Ten United States Dollars (US$10).

2.2 Notwithstanding the transaction mechanism described in Sections 2.1.1 and 2.1.2, MRV shall have the option to carry out a direct shares swap if MRV's verification with the Taiwan authorities reveals that such direct shares swap is feasible prior to the Closing.

2.3 The Parties agree that upon the successful completion of transfer of the Selling Shareholders' Payment to the MRV's Account in accordance with the provisions of this Agreement, the Closing Agent will thereupon be deemed to have been released from any and all obligation arising hereunder or from the Agreement. The Parties further agree any of them will not hold the Closing Agent liable or responsible for any act it may do or omit to do in the exercise of reasonable care, as prudent administrator, in good faith, and in compliance with this Agreement. The Parties and the Closing Agent agree that the Closing Agent will keep the Parties informed of the status and the progress of the Closing matters handled by the Closing Agent.


3.   THE CLOSING

3.1 The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the office of Baker & McKenzie, Taipei office and be held over a five (5) day or longer period (given the necessity of effecting international wire transfers and considering the time differences involved), commencing five (5) Business Days after all conditions to the closing of the transactions contemplated by this Agreement have been satisfied or waived (the fourth or the last day of the Closing being the "Closing Date"), but in any case not later than June 30, 2000 (the "Target Day") (unless the Parties shall agree upon a different date or location).


4.   DELIVERIES AT THE CLOSING

4.1  Deliveries by the Selling Shareholders

     At the Closing, the Selling Shareholders shall deliver or cause to be delivered to MRV:

     (i) stock certificates evidencing QOI Shares, and duly executed stock transfer documentation transferring thereof to MRV (including its nominees) and/or its Subsidiaries/Affiliates; (ii) the Selling Shareholders' Payment,
     (iii) QOI's Bring-Down Certificate (as defined and discussed below and substantially in the form attached as Exhibit C); (iv) written consents and the powers of attorney from the other Selling Shareholders as described in
     Section 7.10 and (iv) such other instruments, certificates or documents as MRV may reasonably request.

4.2  Deliveries by MRV

     At the Closing Date, MRV shall deliver or cause to be delivered to the Selling Shareholders (i) stock certificates evidencing MRV Shares; (ii) MRV's Bring-Down Certificate (as defined and discussed below and substantially in the form attached as Exhibit D); and (iii) such other instruments, certificates or documents as the Selling Shareholders may reasonably request.

5.   REPRESENTATIONS AND WARRANTIES OF QOI AND THE SELLING SHAREHOLDERS

QOI and the Signing Shareholders hereby and shall cause other Selling Shareholders, unless otherwise indicated, jointly and severally, represent, warrant and covenant to MRV as follows at the date hereof and again as of the Closing Date as follows:

5.1  Power, Authority and Ownership

     5.1.1 Each of the Selling Shareholders individually represents and warrants that it has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Powers of Attorney and to perform its obligations hereunder with respect to its respective QOI Shares. The Attorneys-in-Fact have been duly authorized by each of the Signing Shareholders and shall obtain the authorization from the other Selling Shareholders before the Closing to execute, deliver and perform this Agreement and the transactions contemplated herein for and on behalf of Selling Shareholders by valid Powers of Attorney duly executed by the Selling Shareholders. This Agreement has been duly executed and delivered by the Attorneys-in-Fact for and on behalf of each of the Selling Shareholders and, assuming due authorization, execution and delivery by MRV and QOI, constitutes the legal, valid and binding obligation of each of the Selling Shareholders enforceable against the Selling Shareholders in accordance with its terms.

     5.1.2 Each of the Selling Shareholders individually represents and warrants that it own its respective QOI Shares of record beneficially, free and clear of any Encumbrances or restrictions. Provided that certain QOI Shares will be immediately eliminated from such Encumbrances within twenty days after the execution of this Agreement. Each of the Selling Shareholders has good title to its respective Shares and at the Closing, each of the Selling Shareholders shall deliver to MRV good title to its respective Shares free and clear of all Encumbrances, security interests, restrictions, and all other claims, rights and interests of third parties.

     5.1.3 QOI has full corporate power and authority, including all necessary approvals of its directors and shareholders, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

5.2  Organization and Capitalization

     5.2.1 Each of QOI and its Subsidiaries as set forth on Schedule 2 is a corporation duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of their incorporation and has full corporate power and authority to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of QOI and its Subsidiaries has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the business in which it is now being engaged and to own and use the properties owned and used by it. Except as set forth in Schedule 3 or in the Financial Statements, neither QOI nor its Subsidiaries hold any shares of the capital stock or other equity interests of or investment in any other Person (other than bank accounts). QOI has delivered to MRV correct and complete copies of the charter and bylaws of QOI and each of its Subsidiaries (as amended to date). QOI and each of its Subsidiaries are not in default under or in violation of any provision of its charter or bylaws.

     5.2.2 The authorized capital stock of QOI consists of Thirty Million (30,000,000) shares of common stock with a par value of NT$10 per share, of which Nineteen Million (19,000,000) shares are issued and outstanding. All issued shares have been duly authorized, validly issued and are fully paid and non-assessable, with [no] preemptive rights. There are no outstanding obligations, options, warrants, preemptive rights or other agreements or commitments to which QOI or any of the Selling Shareholders is a party, or by which QOI or any of the Selling Shareholders is otherwise bound, providing for the issuance of any additional shares or for the repurchase of shares of QOI's capital stock. No shares of the capital stock of QOI are reserved for future issuance provided that only Nineteen Million (19,000,000) shares out of Thirty Million (30,000,000) shares are outstanding and issued.

     5.2.3 The Signing Shareholders listed in Schedule 1 own approximately seventy-one percent (71%) of the issued and outstanding shares of capital stock of QOI. All of the information set out in Schedule 1 is true, correct and complete.

5.3  Financial Condition

     5.3.1 QOI has delivered or shall deliver to MRV within one month of the execution of this Agreement consolidated financial statements of QOI and its Subsidiaries, which are collectively attached hereto as Schedule 4 consisting of (i) audited balance sheets and statements of income for the fiscal years ended December 31, 1997 through 1999, (the "Financial Statements", the latest audited balance sheet being the "Audited Balance Sheet"), and (ii) unaudited balance sheet and statements of income for the fiscal period ended March 31, 2000 (the "Latest Financial Statements", said balance sheet being the "Latest Balance Sheet"). The Financial Statements and the Latest Financial Statements (including the notes thereto) have been prepared in accordance with US GAAP applied on a consistent basis throughout the periods covered thereby and the Financial Statements shall bear an unqualified opinion from the auditors, and the Latest Financial Statements shall bear a review report from the auditors. Except as explained in the notes thereto, the Audited Financial Statements and Latest Financial Statements fairly present the financial condition, assets, liabilities, equity and results of operations of QOI and each of its Subsidiaries as of their respective dates and periods, are and will be correct and complete in all material respects, and have been and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved.

               QOI has obtained or will obtain a written consent by the Closing from the auditor (the "Auditor Consent") to include their opinion on the Financial Statements in order to comply with MRV's necessary filing with the SEC.

     5.3.2 The inventories of each of QOI and its Subsidiaries are not obsolete or damaged, are fit for their particular use, and are not defective, such that they are of a quantity and quality usable or saleable in the ordinary course of the business of QOI and its Subsidiaries for the amounts reflected on the Latest Balance Sheet, exclusive of any reserve allocable thereto, subject only to changes in the Ordinary Course of Business. All inventories reflected on the Latest Financial Statements are stated at not more than the lower of cost or fair market value thereof, with adjustments for obsolete, damaged or otherwise not readily marketable items. Set forth on Schedule 5 hereto is a complete list of the addresses of all warehouses or other facilities in which inventories of each of QOI and its Subsidiaries are located as of the date hereof.

     5.3.3 The accounts receivable of each of QOI and its Subsidiaries are valid receivables, collectible to the extent of the excess thereof over any reserves set forth on the Latest Balance Sheet, and are subject to no defenses, counterclaims or set-offs.

5.4 Absence of Undisclosed Liabilities. Each of QOI and its Subsidiaries has no liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due, including liabilities for taxes and interest and penalties thereon) except (i) the liabilities set forth on the Latest Balance Sheet and (ii) the liabilities and obligations set forth in Schedule 6 hereto.

5.5  Tax Returns

     5.5.1 Each of QOI and its Subsidiaries has filed with the appropriate governmental agencies all required tax returns, is not in default with respect to any such filing, is not delinquent in payment of any taxes shown to be due on any such tax return or claimed to be due by any taxing authority, and has paid or made on the Latest Balance Sheet adequate provision or reserves for all taxes (including but not limited to, all income, withholding, corporate, excise, and value added taxes, real and personal property taxes, occupation taxes, social security taxes, and interest and penalties) payable by it, or attributable to all periods ending on or prior to the date of the Latest Balance Sheet. Each of QOI and its Subsidiaries has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any tax. No deficiency in any tax payment is claimed by any tax authority for any taxable years of QOI and its Subsidiaries. There are no tax audits currently pending with respect to QOI and its Subsidiaries. To the best knowledge of any of the Selling Shareholders and QOI, there is no basis for assessment of any deficiency in any income taxes or any other taxes or governmental charges against each of QOI and its Subsidiaries.

     5.5.2 Neither QOI nor its Subsidiaries is a party to, and is not bound by, any tax indemnification agreement, tax sharing agreement or tax allocation agreement with any other person, firm, corporation or other entity, and neither QOI nor its Subsidiaries is responsible for any tax obligation or liability of any such other person, firm, corporation or other entity.

     5.5.3 Neither QOI nor any of its Subsidiaries has, or has at any time had, a taxable presence or permanent establishment in any country other than the Republic of China, the PRC or each jurisdiction where it is incorporated, under the Applicable Laws of such country or under any Income Tax Treaty between that country and the Republic of China.

5.6 Absence of Certain Changes. Except as disclosed in Schedule 7 attached hereto, since the date of the Latest Balance Sheet, there has not been:

     (a) any material adverse change in the financial condition, assets, liabilities, equity, operations, business or prospects of QOI and or any of its Subsidiaries;

     (b) any obligation or liability incurred by QOI or any of its Subsidiaries other than obligations and liabilities incurred in the Ordinary Course of Business;

     (c) any damage, destruction or loss, whether or not covered by insurance, materially or adversely affecting any material asset of QOI and its Subsidiaries;

     (d) any Encumbrance placed on , or any claim, right or interest of any third party of any nature whatsoever asserted against, any material asset of QOI and its Subsidiaries;

     (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase or sale or other disposition, of any material asset of QOI and its Subsidiaries;

     (f) any material change in the compensation or benefits payable or to become payable by QOI or its Subsidiaries to any of its employees or agents or any new bonus payment or arrangement or employee benefit made to or with any of them;

     (g) any material change with respect to the management or supervisory personnel of QOI or any of its Subsidiaries;

     (h) any dividend declared or paid or any other stockholder payment or distribution with respect to the QOI Shares or a purchase or redemption of any of the securities of QOI or any of its Subsidiaries or the execution of any agreement or commitment to do so; or

     (i) any other event or condition of any character that may materially and adversely affect the financial condition , assets, liabilities, equity, operations, business or prospects of QOI or any of its Subsidiaries.

5.7 Real Property. Schedule 8 sets forth a complete list of all real property owned or leased by either QOI or its Subsidiaries. Each of QOI and its Subsidiaries has valid legal rights to, or in the case of leased property, has valid leasehold interests, in all real properties. QOI or any of its Subsidiaries has valid and outstanding leasehold interests in all real property that it leases from others and the improvements situated thereon, all of which are listed and identified on the Schedule 8 hereto. All such real estate and improvements (including all buildings, or portions thereof, and all fixtures) are in good repair and operating condition, normal wear and tear and required maintenance (which has heretofore been regularly performed) excepted, are suitable and fit for the purposes for which they are currently being used, and are sufficient to conduct the business of QOI or any of its Subsidiaries as it is presently conducted. True , correct and complete copies of all leases, evidence of QOI interest in the real property, and all other instruments of title, or those of any of QOI's Subsidiaries and QOI's interest therein, with respect to all real property, leaseholds or other interests owned or held by QOI or any of its Subsidiaries have been delivered to MRV. The use and occupation of such real property and the improvements thereon by QOI or any of its Subsidiaries comply in all material respects with Applicable Law including zoning regulations and building codes.

5.8 Tangible Personal Property. QOI and any of its Subsidiaries has good and marketable title to all of the tangible personal property which it owns, as reflected on the Latest Balance Sheet and Schedule 9 hereto (except as sold or otherwise disposed of or acquired in the Ordinary Course of Business or otherwise consistent with this Agreement). All machinery, equipment, furniture and fixtures, and computer hardware and software used by QOI or any of its Subsidiaries are in good operating condition and repair, normal wear and tear and required maintenance (which has heretofore been regularly performed) excepted, are suitable and fit for the purposes for which they are currently being used.

5.9 Intellectual Properties. Schedule 10 hereto lists all of the Intellectual Properties, specifying in each case whether such Intellectual Properties rights are owned or used under license, as well as specifying whether QOI or any of its Subsidiaries act as licensor of any such Intellectual Properties Rights. All license agreements and all other instruments relating to licenses of any Intellectual Property Rights are described in
     Schedule 11, and true and complete copies thereof have been provided to MRV. None of the Intellectual Properties have been held or stipulated to be invalid in any litigation which has been concluded and the validity of none of the Intellectual Properties has been questioned in any litigation currently pending or, to the best knowledge of any Selling Shareholders and QOI, threatened. QOI and any of its Subsidiaries owns or possesses the Intellectual Properties necessary to manufacture and sell its products, and, to the best knowledge of any Selling Shareholders and/or QOI, such manufacture and sale does not infringe any rights of any other Person. QOI or any of its Subsidiaries, has not received any notice of conflict thereof with the asserted rights of any other Person, firm, corporation or other entity, and QOI or any of its Subsidiaries has the right to bring an action for any infringement of any of the Intellectual Properties.

5.10 Contracts. There is no Contract:

     (a)       extending for a period of time longer than 12 months;

     (b) involving expenditures or receipts by QOI or any of its Subsidiaries in excess of US$ One-Hundred Thousand (US$100,000);

     (c) relating to the borrowing of money or guarantying any obligation for borrowed money or otherwise, other than endorsements for collection;

     (d)       with any insider or any affiliate;

     (e) prohibiting or substantially restricting QOI or any of its Subsidiaries from freely engaging in business in any part of the world;

     (f)       with a sales agent or representative, dealer, or distributor; or

     (g) any other contract, commitment or lease outside of the usual and Ordinary Course of Business,

         except such Contracts listed in Schedule 12 attached hereto.

5.11 Permits. QOI and any of its Subsidiaries holds all of the Permits required by Applicable Law to own any and all of its assets, and to operate its business as that business is now conducted. Schedule 13 hereto contains a true and complete list of all such Permits. Except as specified on Schedule 14, all Permits are renewable in the Ordinary Course of Business and will remain in full force and effect following the Closing pursuant to this Agreement.

5.12 Compliance with Applicable Law and Permits. QOI and any of its Subsidiaries are conducting, and has conducted, the business in compliance with all Applicable Laws and Permits, and has received no notice that it is in breach of any such Applicable Law or Permit. QOI or any of its Subsidiaries have not processed, stored, disposed, transported, handled, emitted, discharged, or released any Waste Material, whether on or off the real estate. Neither of Selling Shareholders has any knowledge or information or reason to believe that any Waste Material, tanks, containers, cylinders, drums or cans were buried on the real estate by QOI or any of its Subsidiaries or any other party during or preceding QOI or any of its Subsidiaries ownership or leasing of any real estate. QOI and any of its Subsidiaries have delivered to MRV copies of all internal or external environmental audit reports prepared by or for QOI or any of its Subsidiaries.

5.13 No Conflict. Neither the entering into nor the delivery of this Agreement nor the performance of the transactions contemplated therein by Selling Shareholders and QOI will result in the violation of:

     (a) any of the provisions of the Articles of Incorporation, By-Laws and other constitutional documents of QOI ;

     (b) any Contract to which QOI or any Selling Shareholders, including QOI, is a party; or

     (c)       any Applicable Law or Permit.

     Except for satisfaction of any conditions specified in this Agreement, neither the Selling Shareholders nor QOI are required to give prior notice to, or obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority, or any other person, firm, corporation or other entity in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.14 No Encumbrances. Except as set forth in Schedules 15 hereto, QOI and each of its Subsidiaries have good title to all of its assets which they owns, free and clear of all Encumbrances or any other claims, rights or interests of any other Person, firm, corporation or other entity of any nature whatsoever.

5.15 No Defaults. QOI and any of its Subsidiaries has performed, or has taken all actions reasonably necessary to enable it to perform when due, all material obligations under all Contracts and Permits, all of which are in full force and effect, and there has not occurred any material default or other event which with the lapse of time or giving of notice or both may become a material default under any such Contract or Permit.

5.16 Litigation. Except as set forth on Schedule 16 hereto, there are no claims, actions, suits or proceedings pending or, to the best knowledge of QOI and each of its Subsidiaries, threatened by or against QOI and each of its Subsidiaries or affecting it in any court or before any governmental or administrative authority. QOI or any of its Subsidiaries is subject to no decree, judgment, order or notice of any kind which enjoins or restrains it from taking any action of any kind whatsoever.

5.17 Employee and Labor Matters. To the best knowledge of any Selling Shareholders and QOI, none of the key employees, and no group of employees of QOI or any of its Subsidiaries, plans to terminate his, her or their employment with QOI or any of its Subsidiaries. QOI and each of its Subsidiaries are not a party to any collective bargaining or union agreement. QOI and each of its Subsidiaries is in compliance in all material respects with all Applicable Law respecting employment and employment practices, terms and conditions of employment, and wages and hours. Since its incorporation, QOI or any of its Subsidiaries has experienced no significant union organization attempts and no material work stoppage due to any labor disagreement with respect to its business. There is no unfair labor practice charge or complaint against QOI or any of its Subsidiaries pending or, to the best knowledge of any Selling Shareholders and QOI, threatened, in any court or before any governmental or administrative authority. There is no labor strike, request for representation, slowdown or stoppage actually pending or, to the best knowledge of them, threatened against or affecting QOI or any of its Subsidiaries.

5.18 Employee Benefits.

     5.18.1 QOI and each of its Subsidiaries have no employment, consulting, agency, commission, retirement, severance pay, non-competition, profit-sharing, deferred compensation or pension agreements or plans, or related practice, whether written or oral, formal or informal, other than as identified on Schedule 17 hereto (true, correct and complete copies of which have been delivered to MRV, including reasonably detailed summaries of any unwritten plans, arrangements or practices). All obligations of QOI and each of its Subsidiaries, whether arising by operation of law, by contract or by past custom, for payments by it with respect to unemployment compensation benefits, pension and retirement benefits, social security benefits, or other benefits for employees of QOI and any of its Subsidiaries, including but not limited to, those set forth on Schedule 19, in respect of periods prior to the Closing have been paid in full, or adequate provision therefor has been made in the Latest Balance Sheet.

     5.18.2 Upon termination by QOI or any of its Subsidiaries of the employment of any employee, QOI or any of its Subsidiaries shall not incur any liability for any severance or termination pay or other similar payment except as required by law expressly provided in the agreements or plans set forth on, or otherwise disclosed in Schedule 18.

     5.18.3 QOI or any of its Subsidiaries does not maintain, contribute to or have any liability under any funded or unfunded, medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except group insurance and as required by the Labor Insurance Act and the National Health Insurance Act.

5.19 Sufficient Assets. The assets identified in this Agreement or on the Latest Balance Sheet constitute all of the tangible and intangible rights and assets necessary for the conduct of, or used or held by QOI and each of its Subsidiaries in connection with, its business and operations as they are presently being conducted.

5.20 Customers, Distributors and Suppliers. Schedule 19 hereto contains a true, correct and complete list of all distributors, representatives and agents of QOI and any of its Subsidiaries and a description of the terms of their relationships with QOI or with any of its Subsidiaries and a true, correct and complete list of all other persons to whom QOI and each of its Subsidiaries sold goods or services in the twelve months ended as of the date of this Agreement and by whom QOI or any of its Subsidiaries has been paid or who have committed to pay QOI NT$500,000 or more since the beginning of said period. Schedule 20 contains a true, correct and complete list of all persons who provided goods or services to QOI or any of its Subsidiaries in the twelve months ended as of the date of this Agreement to which QOI or any of its Subsidiaries has paid or is committed to pay NT$500,000 or more since the beginning of said period. The relations of QOI and each of its Subsidiaries with the foregoing persons are good, and there are no disputes between QOI or any of its Subsidiaries and any of such persons pending or, to the best knowledge of any Selling Shareholder and QOI or any of its Subsidiaries, threatened. True, correct and complete copies of all contracts with all of the foregoing persons have been delivered to MRV and are in full force and effect in accordance with their terms, and there are no defaults or allegations or claims of default thereunder.

5.21 Related Party Transactions. Except as set forth in Schedule 21 hereto or as contemplated by this Agreement, no the Selling Shareholder and no officer, or director of QOI or any of its Subsidiaries has any interest in any of the assets used or held by QOI in the conduct of its business or operations or is a party to any contract with QOI or any of its Subsidiaries or affecting the business or operations of QOI or any of its Subsidiaries.

5.22 Directors; Officers; Banks; and Powers of Attorney. Schedule 22 hereto is a true and complete list showing: (a) the names of all of directors and officers of QOI and each of its Subsidiaries; (b) the name of each bank in which QOI and each of its Subsidiaries has an account or safety deposit box, and the names of all persons authorized to draw thereon or to have access thereto; and (c) the names of all persons holding powers of attorney from QOI and each of its Subsidiaries together with a summary statement of the terms thereof.

5.23 Insurance. Schedule 23 hereto sets forth all existing insurance policies held by QOI and each of its Subsidiaries relating to its business. Each such policy is in full force and effect, is with responsible insurance carriers and is in an amount and scope customary for persons engaged in businesses and having assets similar to those of QOI and each of its Subsidiaries. All claims arising under such policies and all premiums that are due and payable thereunder have been paid in full.

5.24 Disclosure. No representation or warranty by the Selling Shareholders and/or QOI in this Agreement, and no certificate or statement furnished or to be furnished to MRV pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of material fact, or omits or shall omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to a Selling Shareholder or QOI which materially adversely affects, or in the future may (so far as can now be reasonably foreseen) materially adversely affect, QOI or any of its Subsidiaries, its financial condition its business or its prospects which has not been set forth in this Agreement or other information or material provided in writing by QOI to MRV.

5.25 Representations and Warranties Regarding Acquisition of MRV Shares. Each of the Selling Shareholders represents and warrants to MRV as follows:

     5.25.1 Disclosure; Access to Information. Each of the Selling Shareholders has received or will receive prior to the Closing all documents, records, books and other information pertaining to such Selling Shareholder's investment in MRV that have been requested by such Selling Shareholder, including the opportunity to ask questions and receive answers. MRV is subject to the periodic reporting requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act"), and each of the Selling Shareholders has reviewed or received copies of any such reports filed by MRV with the SEC under the Exchange Act that have been requested by such Selling Shareholder.

     5.25.2 Manner of Sale. At no time were any of the Selling Shareholders presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

     5.25.3 Registration or Exemption Requirements. Each of the Selling Shareholders further acknowledges and understands that the MRV Shares may not be transferred, resold or otherwise disposed of in the United States except in a transaction registered under the United States Securities Act of 1933 (the "Securities Act") and any applicable state securities laws, or unless an exemption from such registration is available.

     5.25.4 No Legal, Tax or Investment Advice. Each of the Selling Shareholders understands that nothing in this Agreement or any other materials presented to the Selling Shareholders in connection with the purchase of MRV Shares constitutes legal, tax or investment advice. The Selling Shareholders have relied on, and have consulted with, such legal, tax and investment advisors as they, in their sole discretion, have deemed necessary or appropriate in connection with their purchase of the MRV Shares.

     5.25.5 No Registration, Review or Approval. Each Selling Shareholder acknowledges and understands that the offering and sale of MRV Shares pursuant to this Agreement has not been reviewed or approved by the SEC or by any state or other securities commission, authority or agency, and is not registered under the Securities Act or under the securities or "blue sky" laws, rules or regulations of any state. Each Selling Shareholder acknowledges, understands and agrees that the MRV Shares are being offered and sold hereunder pursuant to an offshore offering exemption to the registration provisions of the Securities Act pursuant to Regulation S promulgated under such Act. Each Selling Shareholder understands that MRV is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Selling Shareholder set forth herein in order to determine the applicability of such exemptions and the suitability of each Selling Shareholder to acquire the MRV Shares.

     5.25.6 Investment Intent. Without limiting its ability to resell the MRV Shares pursuant to an effective registration statement, or an exemption from such registration, each Selling Shareholder is acquiring the MRV Shares solely for its own account and not with a view to the distribution, assignment or resale to others. Each Selling Shareholder understands and agrees that it may bear the economic risk of its investment in the MRV Shares for an indefinite period of time.

     5.25.7 Offering Outside the United States. Each Selling Shareholder is not a "U.S. Person" as defined in Regulation S (as the same may be amended from time to time) promulgated under the Securities Act. At the time the buy order for this transaction was originated, each Selling Shareholder was outside the United States and no offer to purchase the MRV Shares was made in the United States. Each Selling Shareholder agrees not to reoffer or sell the MRV Shares, or to cause any transferee permitted hereunder to reoffer or sell the MRV Shares, within the United States, or for the account or benefit of a U.S. Person, (i) as part of the distribution of the MRV Shares at any time, or (ii) otherwise, only in a transaction meeting the requirements of Regulation S under the Securities Act, including without limitation, where the offer (i) is not made to a person in the United States and either (A) at the time the buy order is originated, the Buyer is outside the United States or MRV and any person acting on its behalf reasonably believe that the buyer is outside the United States, or (B) the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the seller nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States, and (ii) no direct selling efforts shall be made in the United States by the buyer, an affiliate or any person acting on their behalf, or in a transaction registered under the Securities Act or pursuant to an exemption from such registration.

     5.25.8 Regulation S Offering Transfer Restrictions. The transaction restrictions in connection with this offshore offer and sale restrict each Selling Shareholder from offering and selling to U.S. Persons, or for the account or benefit of a U.S. Person, for a period of time (the "Distribution Compliance Period"). The Distribution Compliance Period for the MRV Shares is one (1) year from the Closing.

     5.25.9 Legend. A legend substantially in the following form will be placed on any certificates or other documents evidencing the MRV Shares so as to restrict the resale, pledge, hypothecation or other transfer thereof in accordance with the provisions hereof and the provisions of Regulation S promulgated under the Securities Act:

               "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE REGULATIONS PROMULGATED THEREUNDER, THE "SECURITIES ACT"), AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHIN THE UNITED STATES (AS THAT TERM IS DEFINED IN REGULATION S PROMULGATED UNDER THE SECURITIES ACT) OR TO A U.S. PERSON (AS THAT TERM IS DEFINED IN REGULATION S) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT."

               "THE SHARES REPRESENTED BY THIS CERTIFICATE (THE "SHARES") MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF CERTAIN STOCK PURCHASE AGREEMENT AND ESCROW AND PLEDGE AGREEMENT (COLLECTIVELY THE "AGREEMENTS") BETWEEN MRV COMMUNICATIONS, INC. (THE "COMPANY") AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES) (COLLECTIVELY THE "HOLDER") (AND, IN THE CASE OF THE ESCROW AND PLEDGE

               AGREEMENT, THE LAW FIRM OF BAKER & MCKENZIE, TAIPEI OFFICE AS ESCROW AGENT). THE AGREEMENTS GRANT CERTAIN RIGHTS IN FAVOR OF THE COMPANY, INCLUDING HAVING THE SHARES PLACED IN ESCROW WITH ESCROW AGENT UNDER THE ESCROW AND PLEDGE AGREEMENT AND CREATING A FIRST PRIORITY PLEDGE AND SECURITY INTEREST IN THE SHARES TO SECURE OBLIGATIONS OF THE HOLDER TO THE COMPANY ARISING OUT OF THE ESCROW AND PLEDGE AGREEMENT AND SECTION 10 OF THE STOCK PURCHASE AGREEMENT. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF THE AGREEMENTS TO A HOLDER OR AN INTERESTED PARTY WITHOUT CHARGE."

     5.25.10 Permitted Offers and Sales. Offers and sales of MRV Shares prior to the expiration of the Distribution Compliance Period (or the effective date of the Registration Statement) may be made (only if otherwise so permitted by this Agreement) pursuant to the following conditions:

               (a) The purchaser of the MRV Shares, other than a distributor, certifies that it is not a U.S. Person and is not acquiring the MRV Shares for the account or benefit of any U.S. Person or is a U.S. Person who purchased the MRV Shares in a transaction that did not require registration under the Securities Act;

               (b) The Purchaser of the MRV Shares agrees to sell such securities only in accordance with Regulation S as promulgated under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such MRV Shares unless in compliance with the Securities Act; and

               (c) The MRV Shares contain a legend, substantially in the form of Section 5.25.9 herein, to the effect that transfer of the MRV Shares is prohibited except in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and that hedging transactions involving those MRV Shares may not be conducted unless in compliance with the Securities Act.

     5.25.11 No Hedging. Selling Shareholders agree not to engage in hedging transactions with respect to the MRV Shares prior to the expiration of the Distribution Compliance Period. For offers and sales of the MRV Shares prior to the expiration of the Distribution Compliance Period, such offering materials must state that hedging transactions involving those securities may not be conducted unless in compliance with the Securities Act and Regulation S promulgated thereunder.

5.26 Brokers' Fees. Selling Shareholders shall be responsible to pay any fees or commissions to any broker or finder, with respect to the transactions contemplated by this Agreement for which the Selling Shareholders could be liable or obligated. MRV and the Escrow Agent shall not be responsible whatsoever with respect to such fees or commission.


6.   REPRESENTATIONS AND WARRANTIES OF MRV

MRV represents and warrants to QOI and the Selling Shareholders that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and as of the Closing Date.

6.1 Organization of MRV. MRV and its Subsidiaries/Affiliates are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation.

6.2 Authorization of Transaction. MRV and its Subsidiaries/Affiliates have full authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of MRV and its Subsidiaries/Affiliates, enforceable in accordance with its terms and conditions. MRV and its Subsidiaries/Affiliates need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement other than the filings required by the Hart-Scott-Rodino Act.

6.3 Brokers' Fees. MRV has no Liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which MRV could become liable or obligated.

6.4 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by MRV of the transactions contemplated hereby will (i) violate any of the provisions of the by-law of MRV, (ii) violate any provision of Applicable Law, rule or regulation which violation would prevent MRV from being able to consummate the transactions contemplated by this Agreement, or (iii) conflict with or result in a breach of, require consent under, give rise to a right of termination of, or accelerate the performance required by the terms of any judgement, court order or consent decree, or any agreement, indenture, mortgage or instrument to which MRV is a party or to which either of its property is subject, or constitute a default thereunder.

6.5 Capitalization; Validity of Securities. As of the date hereof and as of the Closing Date, all issued and outstanding ordinary shares of MRV are and will be duly authorized, validly issued, fully paid and non-assessable. The MRV Shares when issued and paid for in accordance with the terms and conditions of this Agreement, will be validly authorized, legally issued, fully paid and non-assessable, and the delivery to the Selling Shareholders pursuant to this Agreement shall vest in them good and marketable title thereto, free of any Encumbrances, except for restrictions on transfers set forth herein or imposed by law and except for any Encumbrance created by the Selling Shareholders themselves.

6.6 Reporting Company. MRV is a reporting company under Section 12 of the Exchange Act required to file periodic reports pursuant to Section 13 or 15 of the Exchange Act and has timely filed all such periodic reports with the SEC during the past 12 months.

6.7 Approvals. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority is required on the part of MRV in connection with the execution and delivery of this Agreement, the offer, issuance, sale, and delivery of the MRV Shares, or the other transactions to be consummated at the Closing, as contemplated by this Agreement, except such filings as shall have been made prior to and shall be effective on and as of the Closing (except for filings required under the Hart-Scott-Rodino Act or the United States securities laws or regulations or the regulations of the NASDAQ Stock Market or the Applicable Laws). Based on the representations made by the Selling Shareholders in Section 5 of this Agreement, the offer and sale of the MRV Shares to Selling Shareholders will be in compliance with applicable U.S. Federal and state securities laws.

6.8 Compliance. MRV is, in all material respects, in compliance with all laws, regulations, and orders applicable to its present business and has all permits and licenses required thereby where the failure to so be in compliance or to have such permits or licenses would be reasonable likely to materially adversely affect, the business, prospects, condition (financial or otherwise), affairs, or operations of MRV and its subsidiaries taken as a whole.


7.   PRE-CLOSING COVENANTS.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

7.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

7.2 Approvals, Notices and Consents. Each of the Parties will shall use their best efforts to satisfy all Conditions Precedent to the Closing and will give any necessary notices to third parties, and will use its best efforts to obtain any necessary third party consents, that MRV reasonably may request in connection with the matters referred to in Section 5 above. Each of the Parties will (and will cause to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and all necessary Approvals. Without limiting the generality of the foregoing, the Selling Shareholders shall report the transfer of the QOI Shares to the SFC.

7.3 Operation of Business. QOI and each of its Subsidiaries will not engage in any practice or take any action outside the Ordinary Course of Business of or which results in a material adverse change in the business, financial condition, operations or results of operations of, except for actions to which MRV has given its prior consent.

7.4 Preservation of Business. QOI and each of its Subsidiaries will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

7.5  Reserved Matters

     Between the date hereof and Closing, the Selling Shareholders and QOI shall cause the managing team (directors, supervisors and Principal Employees of QOI) to procure that QOI and each of its Subsidiaries shall not without the prior consent in writing of MRV:

     (a) enter into any transaction or incur any obligation or liability (absolute or contingent), except for current liabilities incurred, and contracts and transactions entered into, in the Ordinary Course of Business;

     (b) dispose of or acquire any assets or properties or cancel any debts or claims, except in each case in the Ordinary Course of Business;

     (c) increase any benefits to employees under pension, insurance or other employee benefit programs or enter into any deferred compensation agreement with any of its directors, officers or employees except for increase in compensation for employees and probationary employees for which QOI or any of its Subsidiaries is contractually bound to give;

     (d)       enter into an agreement to do any of the things described in
               Section 5.10;

     (e)       cease to pay its creditors in the Ordinary Course of Business;

     (f) repay any loan capital in whole or in part (other than indebtedness to its bankers) or become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys;

     (g) declare any dividend or pass any resolutions or do anything in the conduct or management of the affairs of either QOI or any of its Subsidiaries which would be likely materially to reduce the value of the business;

     (h) suffer any material adverse change in its financial condition, assets, business, properties, liabilities, earnings, operations, affairs or prospects;

     (i) waive or release any right of a material or substantial value howsoever arising;

     (j) incur any capital expenditure or make any capital commitment of an amount in excess of US$1.0 million (US$1,000,000) or dispose of any fixed assets having a value of more than US$1.0 million (US$1,000,000) in aggregate;

     (k) make any purchase or sale or introduce any method of management or operation in respect of the business except in a manner consistent with proper prior practice;

     (l) discharge or satisfy any lien or encumbrance or any other obligation or liability (absolute or contingent) other than liabilities in the Ordinary Course of Business;

     (m) pass any resolution the result of which would be its winding up, liquidation or receivership, or make any composition or arrangement with creditors;

     (n) carry on any business other that the business or otherwise change the nature or geographical area of its business;

     (o) enter into any partnership or joint venture arrangement or set up any subsidiary or associated company;

     (p) create any fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of its undertaking, property or assets;

     (q) undertake anything which would require accounting treatment by way of provision, reserve or extraordinary item;

     (r) make, amend or terminate any contract, loan, guarantee or other arrangement with any Selling Shareholders or any of their respective Affiliates;

     (s) make, amend or terminate any long-term, unusual or onerous contract (long-term meaning a contract under which the obligations of any party thereto may remain outstanding for more than twelve (12) months) or take any action which could, as a consequence of any action taken by another party, result in any of the same.

7.6 Full Access. QOI and each of its Subsidiaries will permit representatives of MRV to have full access on a confidential basis at all reasonable times, and in a manner so as not to interfere with the normal business operations of, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to QOI and each of its Subsidiaries;

7.7 Notice of Developments. QOI and each of its Subsidiaries will give prompt written notice to MRV of any material adverse development causing a breach of any of the representations and warranties in Section 5 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Sections 5 and 6 above.

7.8 Exclusivity. QOI and each of its Subsidiaries will not solicit, initiate, or encourage the submission of any proposal or offer from any other Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of QOI (including any acquisition structured as a merger, consolidation or share exchange).

7.9 Supervisor. QOI and Selling Shareholders agree that they will fully cooperate with MRV to have one of the existing supervisor of QOI being replaced by a person designated by MRV ("Nominee Supervisor") for purpose of conducting the special shareholders meeting to elect the new directors and supervisors and to conduct other necessary corporate actions after the Closing. MRV agrees that it shall cause Nominee Supervisor to resign from its position in the event that the Closing is not completed prior to Target Date or any other date as agreed by the Parties.

7.10 QOI and Selling Shareholders agree to confirm to MRV in writing within one month of execution of this Agreement the definite list of the name and number of shares of Selling Shareholders and shall cause all the Selling Shareholders to agree to be a Party of this Agreement and bear the same obligations and liabilities as the Signing Shareholders under this Agreement and Escrow Agreement and issue a Power of Attorney in the form attached as Exhibit A to authorize the Attorneys-in-Fact to sign this Agreement and perform their obligations hereunder on their behalf in connection with their respective QOI Shares.

7.11 The Parties shall each use their best efforts to procure the fulfillment of the conditions set forth in Section 8 hereof on or before the Closing, and in particular, shall furnish such information, supply such documents, and do all such acts and things as may be required to enable such conditions to be fulfilled.

7.12 The Selling Shareholders and QOI shall cause any personal or corporate guarantors who provide Guaranties on the indebtedness or other obligations of QOI or any of its Subsidiaries to continually provide guaranties over the same after the execution of this Agreement in accordance with the current terms thereof. MRV shall use good faith efforts to determine and take suitable measures for relieving or indemnifying the personal or corporate guarantors who provide Guaranties on the indebtedness of QOI or any of its Subsidiaries as listed in Schedule 26 as soon as practicable after Closing.

7.13 At least five (5) Business Days prior to the Closing, the Selling Shareholders (or Attorney(s)-in-Fact or QOI in whose name the Taiwan Account shall be registered) shall give the Taiwan Account passbook, chops and the Power-of-Attorney-Form B to Closing Agent.

7.14 The Selling Shareholders shall sign through their duly authorized representative (i) an Escrow Agreement with the Escrow Agent as described in Section 10.2.3; and (ii) any other documents required in this Agreement or in the Escrow Agreement.

7.15 The Selling Shareholders (or Attorney(s)-in-Fact or QOI in whose name the Taiwan Account shall be registered) shall, prior to five (5) Business Days prior to the Closing, give the Taiwan Account passbook, chops and a Power of Attorney-Form B to the law firm of Baker & McKenzie, Taipei Office as the Closing Agent of Selling Shareholders (the "Closing Agent") granting said Closing Agent the exclusive right to give instructions to the bank with respect to the Taiwan Account.

7.16 Within twenty (20) days after the execution of this Agreement, QOI and the Selling Shareholders shall be responsible to implement and provide a list of Principal Employees (as defined and discussed below) which shall include the key employees in the technical team of QOI and each of its Subsidiaries. Such list shall be incorporated into this Agreement as
     Schedule 24. QOI and the Signing

     Shareholders shall be responsible to implement and provide any other necessary information to be contained in the Schedules relating to the warranties and representations described in Section 5 of this Agreement.

7.17 QOI and the Selling Shareholders shall cause Mr. Nang-Wang Wang and other employees of QOI to assign and transfer, at no charge, title to all patents and other Intellectual Property rights (including, but not limited to, all registrations and applications for such patents and other Intellectual Property rights registered with or applied to the Intellectual Property Office of the Republic of China) set forth in Schedule 25 hereto to QOI, within twenty (20) days of execution of this Agreement.

7.18 MRV shall provide the Attorney-in-Fact copies of its most recent public filings with the SEC (including MRV's most recent available financial statements) within two weeks of the execution of this Agreement.

7.19 Both Parties agree to discuss and identify a mutually acceptable manner by which MRV can support QOI, up to One Million, Three-Hundred Thousand United States Dollars (US$1,300,000), for the balance of payment for two Type APS1104 Vacuum Coating System machines, during the period between execution of this Agreement and Closing. If the Parties are able to agree on a manner for MRV to provide said support, it shall be a condition precedent to Closing that MRV provide such support in accordance with the agreed terms.


8.   CONDITIONS PRECEDENT TO CLOSING

8.1 Conditions to Obligation of MRV. The obligation of MRV to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     8.1.1 QOI and the Selling Shareholders shall have complied with all of their respective agreements and covenants contained herein to be performed at or prior to the Closing, and all their representations and warranties contained herein shall be true and accurate on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date, and MRV shall have received a certificate of the Selling Shareholders and QOI, dated as of the Closing Date, substantially in the form of Exhibit C certifying as to the fulfillment of the condition set forth in this Section 8.1.1 (the "QOI's Bring-Down Certificate").

     8.1.2 MRV shall have received the written agreement (in the form attached as Exhibit E) of the "Principal Employees" of QOI and each of its Subsidiaries to continue in the employment of said companies for a period of at least two (2) years after the Closing Date on mutually agreed upon salary and benefit terms (including the stock option plan) and on such other terms as MRV normally requires of its employees. In any event, their salary and other cash benefits shall be based on those of the year of 1999. For this purpose, the following individuals are deemed to be "Principal Employees" of QOI and its Subsidiaries: Wang Nong Wang, Keh-shium Liu, Wen-Shan Chiang, Chen-Chung Chu and any other Principal Employees whose names are shown in Schedule 24.

     8.1.3 No statute, rule or regulation, or order of any court or administrative agency shall be in effect which restrains or prohibits from consummating the transaction contemplated hereby.

     8.1.4 No material action, suit or proceeding before any court or any governmental body or authority against the Selling Shareholders, either QOI or its Subsidiaries, or pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date.

     8.1.5 The Approvals and all necessary agreements and consents of any third parties for which QOI is required to obtain shall have been obtained, and true and complete copies thereof delivered to MRV.

     8.1.6 Each Encumbrance or obligation to create any Encumbrance, if any, on QOI Shares shall have been terminated and released prior to the Closing Date, and the Selling Shareholders shall have provided evidence, in form and substance satisfactory to MRV, of such termination and release.

     8.1.7 During the Closing, there shall not have occurred any event or condition materially and adversely affecting the assets or the financial condition, results of operations or business prospects of QOI or any of its Subsidiaries from those reflected in the Financial Statements, except as disclosed in this Agreement or the Schedules hereto.

     8.1.8 Selling Shareholders and QOI shall have delivered to MRV at the Closing each agreement, instrument, certificate and document required by this Agreement and the Financial Statements, the Latest Financial Statements, and the Auditor Consent as required by Section 5.3.1 of this Agreement, and Selling Shareholders' Payment shall be received by MRV during the Closing.

     8.1.9 QOI Shares available for sale to MRV in accordance with the terms of this Agreement shall be not less than seventy-five percent (75%).

     8.1.10 All final due diligence results on QOI and its Subsidiaries are satisfactory to MRV.

     8.1.11 QOI and Selling Shareholders shall confirm, within two weeks from the execution of this Agreement, whether Fair Trade Commission
               (FTC) approval is required. If FTC approval is required, all Parties shall cooperate to obtain such approval. If required, obtaining such approval shall be a condition precedent to Closing.

     MRV may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

8.2 Conditions to Obligation of the Selling Shareholders. The obligation of the Selling Shareholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     8.2.1 MRV and its Subsidiaries/Affiliates shall have complied with all of their agreements and covenants contained herein to be performed at or prior to the Closing, and all their representations and warranties contained herein shall be true and accurate on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except that representations and warranties that were made as of a specified date shall continue on the Closing Date to have been true as of the specified date and Selling Shareholders shall have received a certificate dated as of the Closing Date, substantially in the form of Exhibit D certifying as to the fulfillment of the condition set forth in this Section (the "MRV's Bring-Down Certificate").

     8.2.2 No statute, rule or regulation, or order of any court or administrative agency shall be in effect which restrains or prohibits the Parties from consummating the transaction contemplated hereby.

     8.2.3 The Approvals and all necessary agreements and consents of any third parties shall have been obtained and true and complete copies thereof delivered to Selling Shareholders

     8.2.4 MRV's' Payment shall, via Closing Agent, be made to Attorneys-in-Fact for and on behalf of Selling Shareholders during the Closing.

     8.2.5 MRV and MRV Subsidiary shall have delivered to Selling Shareholders at the Closing each agreement, instrument, certificate and document required by this Agreement.

     Selling Shareholders may waive any condition specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.


9.   POST CLOSING COVENANTS

9.1 QOI and the Selling Shareholders agree that they will fully cooperate with MRV to convene all necessary corporate actions including but not limited to holding the shareholders meetings and the directors meetings to elect the new directors and Supervisors and to amend the article of incorporation, if necessary.

9.2 QOI and the Selling Shareholders agree that they will fully cooperate with MRV to manage the operation and business conducted by QOI and each of its Subsidiaries within one year of Closing.

9.3 QOI and Selling Shareholders agree that they will fully cooperate with MRV and use their best efforts to obtain further additional consents from the auditors on the Financial Statements to include auditor's reports in other filing to be made by MRV with the SEC as necessary from time to time.

9.4 MRV shall promptly provide certificates or documents to QOI and Selling Shareholders, should the government of ROC or Applicable Law require QOI or the Selling Shareholders to submit the same.

9.5 MRV agrees to file a registration statement with the U.S. Securities and Exchange Commission (the "SEC") within appropriate days as reasonably determined by MRV following the Closing to register the MRV Shares to be issued to the Selling Shareholders under the transaction hereunder and exercise its best efforts to obtain as soon as practicable an effective registration statement aimed to release the Selling Shareholders from the resale restriction imposed by the Regulation S under the Securities Act of 1933, as amended. Provided however, MRV does not guarantee the successful registration and the time period required to obtain such successful registration.


10.  INDEMNIFICATION, PLEDGE AND ESCROW

10.1 Survival of Representations and Warranties

     All of the representations and warranties contained in Sections 5 and 6 above, shall survive the Closing hereunder (even if the other Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two
     (2) years thereafter (subject to any applicable statutes of limitations). Provided however, QOI's liabilities concerning the said representations and warranties may be waived under the discretion of MRV without releasing the liabilities of the Signing Shareholders.

10.2 Indemnification Provisions

     10.2.1 MRV shall indemnify, defend and hold harmless the Selling Shareholders against any and all losses that any of them may suffer, sustain or become subject to as a result of any breach by MRV of its warranties, representations, agreements or covenants set forth in this Agreement.

     10.2.2 In the event that QOI or any of the Selling Shareholders breaches any of their covenants in Sections 7 and 9 above or any of its representations and warranties in Section 5 above or any other obligations set forth in this Agreement other than those contained in Section 13.18 for which the relevant Party shall be responsible, and, if there is an applicable survival period pursuant to Section 10.1 above, provided that MRV makes a written claim for indemnification against the Selling Shareholders and/or QOI, then the Selling Shareholders (or, in the case of Section 13.18, the relevant responsible Party only) and QOI agree to jointly and severally indemnify MRV from and against the entirety of any Adverse Consequences MRV may suffer through and after the date of the claim for indemnification (including any Adverse Consequences MRV may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. The Parties further agree that MRV shall first look to the Escrow Shares to satisfy any indemnity claim.

               The Parties agree that the maximum indemnification of liabilities of each Selling Shareholder shall be capped at the value of MRV Shares each Selling Shareholder received, determined by the closing price for MRV Shares on the date SEC registration of the shares (as referred to in Section 9.5) becomes effective; provided, however, that in no event shall the value per share for the purposes of determining the cap exceed Seventy United States Dollars (US$70) per share, nor shall the value for said purpose fall below Fifty-Eight United States Dollars per share.

     10.2.3    Pledge and Escrow. The Parties agree the following:

               (a) the representations, warranties, covenants and obligations of the Selling Shareholders shall be secured by placing One-Hundred-Seventy-One Thousand, Four-Hundred Twenty-Nine (or the appropriate pro rata share thereof in the case that less than 100% of the QOI Shares are delivered) of the MRV Shares owned by the Selling Shareholders in escrow (the "Escrowed Shares") under an Escrow Agreement in the form attached hereto as Exhibit F (the "Escrow Agreement") and pledge the Escrowed Shares to the Escrow Agent (defined below) in favor of MRV. Schedule 27 sets out the names of the Selling Shareholders and their respective ownership interest in the Escrowed Shares. In the event that payment is required to MRV as a result of invocation of the indemnification clauses of this Agreement, the Escrowed Shares shall be taken from the escrow account and delivered to MRV pro rata to the shareholding of the Selling Shareholders in MRV Shares or as shall otherwise be agreed among the Selling Shareholders.

                    Notwithstanding the above, in the event that less than 100% of QOI Shares sold and delivered to MRV, the number of Escrowed Shares shall be adjusted down by the same percentage as those QOI Shares not available for sale are as a percentage of the total QOI Shares of outstanding on the date of execution of this Agreement.

               (b) The Parties shall appoint the firm of Baker & McKenzie, Taipei office, with David T. Liou as its representative, as escrow agent (the "Escrow Agent") to proceed pursuant to the Escrow Agreement.

               (c) The relevant escrow fees ("Escrow Fees") as described in the Escrow Agreement shall be borne equally by the Selling Shareholders and MRV. The Selling Shareholders and MRV shall each pay their portion, in cash, on the Closing Date.

10.3 Matters Involving Third Parties

     10.3.1 If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the

               "Indemnifying Party") under this Section 10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

     10.3.2 Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     10.3.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.3.2 above,
               (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

     10.3.4 In the event any of the conditions in Section 10.3.2 above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim

               (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 10.


11.  TERMINATION.

11.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

     11.1.1 The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing; and

     11.1.2 Either party to this Agreement may terminate this Agreement by giving written notice to the other party if the Closing shall not have occurred on or before Target Day, except that the right to terminate this Agreement pursuant to this Section 11 shall not be available to (A) QOI or the members of the Selling Shareholders if the failure to consummate the Closing on or before such date was caused by or resulted from the failure of any member of Selling Shareholders or QOI to fulfill any of its obligations under this Agreement or (B) MRV if the failure to consummate the Closing on or before such date was caused by or resulted from MRV's failure to fulfill any of its obligations under this Agreement.

11.2 Effect of Termination. If any Party terminates this Agreement pursuant to
     Section 11.1 above, all further obligations of the Parties hereto shall become null and void and no party shall have any liability to any other party, unless the basis for such termination was the failure by such party to fulfill its covenants and agreements set forth herein. In the event that the Closing is not completed, either Party will destroy or return to the other Party the Confidential Information of the other Party.


12.  TRANSFER RESTRICTION

Each of the Selling Shareholders agree that the Selling Shareholders shall not sell the MRV Shares in a group at one time more than one hundred thousand (100,000) shares. Such grouped sales shall be further restricted to a total of one hundred thousand (100,000) shares in any given month. This restriction does not apply if a Selling Shareholder is selling the MRV Shares alone and not in concert in any way with any other Selling Shareholders.


13.  MISCELLANEOUS

13.1 Press Releases and Public Announcements

     No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading requirement concerning its publicly-traded securities (in which case the disclosing Party will notify the other Parties of such disclosure forty-eight (48) hours prior to making the disclosure).

13.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

13.3 Notices

     All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by facsimile transmission to the other parties at the fax number set forth below for MRV (in the case of a notice to be sent to MRV) or for QOI (in the case of notices to be sent to QOI or the Selling Shareholders prior to the Closing--after the Closing they shall designate a representative and provide a fax number for this purpose), with a copy sent by first class mail or express courier to said parties at the address provided to the other parties, or to such other fax number and/or address as a party may hereinafter designate by notice to the other. Notice shall be effective on the date it is sent by facsimile transmission if the facsimile transmission report confirms receipt by the receiving fax.

          -    To QOI
               Attention: Keh-shium Liu
               Fax: (886-3) 555-0430

          -    To MRV
               Attention: Noam Lotan
               Fax: (1-978) 952-4795

          -    To Selling Shareholders
               Attention: Keh-shium Liu
               Fax: (886-3) 555-0430


13.4 Headings

     The headings contained in this Agreement (including but not limited to the titles of the Schedules and Exhibits hereto) have been inserted for convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender when the context so requires.

13.5 Schedules, Exhibits and Annexes

     All Schedules, Exhibits and Annexes attached to this Agreement constitute an integral part of this Agreement as if fully rewritten herein.

13.6 Entire Agreement

     This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

13.7 Succession and Assignment

     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that MRV may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases MRV nonetheless shall remain responsible for the performance of all of its obligations hereunder).

13.8 Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

13.9 GOVERNING LAW

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF TAIWAN, THE REPUBLIC OF CHINA.

13.10 Amendments and Waivers

     No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.11 Severability

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.12 Cost and expenses

     Except this Agreement provides otherwise, each of the Parties shall bear its own costs and expenses (including but not limiting to legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

13.13 Construction

     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

13.14 Specific Performance

     Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that, the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of Taiwan, the Republic of China or any other state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

13.15 Submission to Jurisdiction

     Any dispute relating to the validity, performance, construction or interpretation of this Agreement that cannot be resolved amicably among the Parties shall be submitted to the jurisdiction of the Taipei District Court in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in such court. Each Party further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section
     13.3 above. Nothing in this Section 13.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

13.16 Attorney's Fees

     In the event that a party to this Agreement commences any legal action under this Agreement to enforce any of its rights hereunder, or to recover damages for any breach or default by the other party or parties hereto of any of its (their) obligations hereunder, the prevailing party in any such legal action shall be entitled to recover from the other party all of its costs and expenses incurred in connection with such legal action, including reasonable attorneys' fees,

13.17 Confidential Information

     QOI and each of Selling Shareholders and MRV shall:-

     (a)       not use or disclose to any person Confidential Information; and

     (b) use all reasonable endeavours to prevent the use or disclosure of Confidential Information by any person.

     This Section 13.17 does not apply to:-

     (a) use or disclosure of Confidential Information required to be disclosed by law, regulation or any revenue authority;

     (b) disclosure of Confidential Information to professional advisers for the purpose of advising MRV or QOI; or

     (c) Confidential Information which is in the public domain other than as a consequence of a breach of this Section 13.17.

13.18 Non-Competition

     13.18.1 The Selling Shareholders hereby jointly and severally undertake (except as otherwise agreed in writing with MRV) not to, either solely or jointly with any other Person (either on their own account or as the agent of any other Person):-

               (a) for a period of one (1) year from Closing carry on or be engaged or concerned or (except as the holder of shares in a listed company which confer not more than two per cent. of the votes which can generally be cast at a general meeting of the company), interested, or hold more than ten percent of the shares directly or indirectly in a business which competes with the type of business carried on by QOI or its Subsidiaries at Closing in the world; provided, however, that in the event QOI ceases to conduct a type of business during the one year period, said business shall be removed from this restriction;

               (b) for a period of two (2) years from the Closing solicit or accept the custom of any person in respect of goods or services competitive with those manufactured or supplied by QOI during the period of 12 months prior to Closing, such person having been a customer of QOI in respect of such goods or services during such period; provided, however, that in the event QOI ceases to sell a type of goods or services during the two year period, said goods or services shall be removed from this restriction;

               (c) for a period of two (2) years from the Closing induce, solicit or endeavour to entice to leave the service or employment of any employee of QOI or its Subsidiaries, likely (in the opinion of MRV) to be:-

                    (i)   in possession of confidential information relating to;
                          or

                    (ii) able to influence the customer relationships or connections of QOI or its Subsidiaries; or

                    (iii) use any trade or domain name or e-mail address used by
                          QOI at any time during the two (2) years immediately preceding the date of this agreement or any other name intended or likely to be confused with any such trade or domain name or e-mail address.

     13.18.2 Selling Shareholders shall use best efforts to cause the Principal Employees to undertake, not to, within two years after the termination of their employment with QOI or its Subsidiaries either solely or jointly with other Person (either on their own account or as the agent of any other Person) conduct any behaviors provided in Section 13.18.1. In the case that any Principal Employee breaches any obligations contained in the Principal Employee's Letter of Consent (Exhibit G), the Escrowed Shares belonging to such breaching Principal Employee and the unexercised stock options of the breaching Principal Employee referred to in Article 2.1.5 shall be forfeited and shall be redistributed among non-breaching Principal Employees by MRV on a pro rata basis or other methods deemed appropriate by MRV.

     13.18.3 Selling Shareholders agree that the undertakings contained in this Section 13.18 are reasonable and are entered into for the purpose of protecting the goodwill of the business of QOI and its Subsidiaries and that accordingly the benefit of the undertakings may be assigned by MRV and its successors in title without the consent of the Selling Shareholders.

     13.18.4 Each undertaking contained in this Section 13.18.3 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind Selling Shareholders.

     13.18.5 If any undertaking contained in this Section 13.18 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, such period (as the same may previously have been reduced by virtue of this Section 13.18.4) shall take effect as if reduced by six months until the resulting period shall be valid and enforceable.

13.19 Both Parties shall promptly determine the appropriate measures to deal with the share split which may be approved by the shareholders meeting of MRV to be held in May 2000.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                  MRV COMMUNICATIONS, INC.

                  /s/ NOAM LOTAN
                  --------------------------------
                  By: Noam Lotan
                  Title: President & CEO


                  QUANTUM OPTECH INC.

                  /s/ KEH-SHIUM LIU
                  --------------------------------
                  By: Keh-shium Liu
                  Title: Vice-Chairman


                  SIGNING SHAREHOLDERS

                  /s/ KEH-SHIUM LIU
                  --------------------------------
                  Represented by: Keh-shium Liu

                                     ANNEX 1

DEFINITIONS

"ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"AFFILIATE" means in relation to any Party, any company, other commercial entity or person which directly or indirectly controls, or is controlled by, under common control with, any Party or any of the Parties' directors, supervisors or management personnel.

"APPROVALS" means (i) the approval granted by the Hsinchu Science-based Industrial Park Administration of the acquisition by MRV of QOI Shares contemplated by this Agreement so that, after the Closing, QOI shall be deemed to be a foreign invested company with foreign investment approval (an "FIA company"), (ii) the approval required under Hart-Scott-Rodino Act, and (iii) any other governmental or regulatory approvals of the transactions contemplated hereunder which may be required by Applicable Law (if any).

"APPLICABLE LAW" shall include all laws, ordinances, rules, regulations, administrative or judicial orders, injunctions, notices, approvals or judgment of any federal, national, state, provincial or local government or governmental department, agency, or instrumentality.

"BUSINESS DAY" means any day on which banks in both New York and Taiwan are open for business.

"CLOSING" has the meaning set forth in Section 3.

"CLOSING DATE" has the meaning set forth in Section 3.

"CLOSING AGENT" shall have the meaning set forth in Section 2.1.1 (a).

"CONFIDENTIAL INFORMATION" means any information concerning the transactions contemplated in this Agreement and is not already generally available to the public.

"CONTRACT" means any agreement, contract, obligation, promise, or understanding (whether written or oral and whether express or implied) that is legally binding on either QOI or any of its Subsidiaries.

"ENCUMBRANCE" means any security interest, lien, claim, option, warrant, easement, limitation, restriction, royalty, charge, pledge, preemptive or other right, restraint on alienation, voting trust or arrangement, proxy, shareholders agreement, mortgage or other encumbrance.

"ESCROW AGENT" shall have the meaning set out in Section 10.2.3.

"ESCROW AGREEMENT" means an Escrow Agreement to be signed by and among MRV,

Escrow Agent and Signing Shareholders in connection with Escrowed Shares on the same date of this Agreement.

"ESCROWED SHARES" shall have the meaning as defined in Section 10.2.3.

"FINANCIAL STATEMENTS" has the meaning set forth in Section 5.3.1.

"GUARANTIES" means any guaranty or other surety provided by a Person Company in respect of any indebtedness or other obligation.

"HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"INDEMNIFIED PARTY" has the meaning set forth in Section 10.3.1 below.

"INDEMNIFYING PARTY" has the meaning set forth in Section 10.3.1 below.

"INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"KNOWLEDGE" means actual knowledge after reasonable investigation.

"LATEST BALANCE SHEET" shall name the meaning set out in Section 5.3.1.

"LATEST FINANCIAL STATEMENTS" shall have the meaning set out in Section 5.3.1.

"LOSS" shall mean any liability, loss, damage, claim, cost, deficiency, delegation, or expense (including any penalty and any reasonably legal fees and costs) incurred by a party.

"LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"NEW TAIWAN DOLLARS" or "NT$" shall mean the lawful currency of the Republic of China.

"ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"PARTY" has the meaning set forth in the preface above.

"PERMIT" means all governmental licenses, registrations, authorizations, permits, and approvals, and all applications therefor.

"PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"POWER OF ATTORNEY" means a Power of Attorney in the form of Exhibit A attached hereto, duly executed by each Selling Shareholder in favor of the Attorneys-in-Fact, by which each Selling Shareholder appoints and authorizes the Attorneys-in-Fact, jointly and severally, to execute for and on behalf of the Selling Shareholder this Agreement, and any and all other documents in connection with the performance by Selling Shareholder of its/his/her obligations hereunder, and to take all actions necessary or appropriate for the performance of the transaction contemplated herein for and on behalf of the Selling Shareholder.

"SUBSIDIARY", as it relates to any Person, means a corporation or other type of entity of which such Person owns (or has the right to acquire either by contract or exercise of outstanding options, warrants or other convertible instruments) 50% or more of the capital stock or equity interest.

"TARGET DAY" shall have the meaning set out in Section 3.1.

"TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"THIRD PARTY CLAIM" has the meaning set forth in Section 10.3.1.

"US GAAP" means United States generally accepted accounting principles as in effect from time to time.

 "U.S. PERSON" means: (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which any executor or administrator is a U.S. Person, (iv) any trust of which any trustee is a U.S. Person, (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person,
(vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or, if an individual resident, in the United States, or (viii) any partnership or corporation, if organized under the laws of any foreign jurisdiction and formed by any U.S. Person principally, for the purpose of investing in securities and registered under the Securities Act, unless it is organized or incorporated and owned by accredited Selling Shareholders (as defined in Rule 501(a) under the Securities Act who are not natural persons, estates or trusts.

"WASTE MATERIAL" shall mean any pollutant, contaminant, hazardous or toxic material or other material produced, discharged or emitted by QOI or any of its Subsidiaries other than products intended to be sold in the Ordinary Course of Business.